Exhibit 99.1

1-800-FLOWERS.COM® Completes Sale of Its Home and Children’s Gifts Business to PH International, LLC

CARLE PLACE, N.Y.--(BUSINESS WIRE)--January 25, 2010--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, reported today that it has closed on the sale of its Home and Children’s Gifts business to PH International, LLC, a Richmond, Virginia-based manufacturer and wholesaler of home décor and garden products. Included in the sale were the Plow and Hearth, Problem Solvers, Wind and Weather, HearthSong and Magic Cabin brands as well as the division’s offices and warehouse facility in Madison, VA and a warehouse distribution center located in Vandalia, OH. Sale price for the business was $17 million (with further adjustments for seasonal working capital).

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “We’re very pleased to have concluded this transaction. This will enable us to focus all of our efforts and investments on our core business categories, including our 1-800-FLOWERS.COM consumer floral business, our BloomNet wire service and our Gourmet Food and Gifts Baskets segment – which includes our recently launched 1-800-Baskets.com brand. We believe the new business owner, PH International, LLC, which is vertically integrated in this space, can provide the attention and resources required to enable the business to grow and prosper going forward. As such, we are very pleased to have found a strong and nurturing home for the Home and Children’s Gifts associates.”

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been providing customers with fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, balloons and plush stuffed animals perfect for every occasion. As always, 100% satisfaction is guaranteed. 1-800-FLOWERS.COM has earned the 2009 Gold Award in the Online Flower Delivery category from TopTenREVIEWS; was listed as a Top Ten Mobile Retailer by Internet Retailer magazine in 2009; and was recognized by Computerworld magazine as a Premier 100 IT Leader for 2010. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl&Co.® (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); wine gifts from Ambrosia® (www.ambrosia.com) and Geerlings&WadeSM (www.geerwade.com); gift baskets from 1-800-BASKETS.COM® (www.1800baskets.com) as well as Celebrations® (www.celebrations.com), a new premier online destination for fabulous party ideas and planning tips. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

CONTACT:
1-800-FLOWERS.COM, Inc.
Investor:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com